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Exhibit 3.1.2

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
CROCS, INC.

        Crocs, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

        FIRST: That Article IV(A) of the Corporation's Certificate of Incorporation as filed April 15, 2005 (the "Charter"), is hereby amended and restated in its entirety to read as follows:

          "The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is 50,000,000 shares, 42,000,000 shares of which shall be Common Stock (the "Common Stock") and 8,000,000 shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share. Subject to any vote expressly required by this Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law."

          "Upon the filing of the Certificate of Amendment setting forth this amended and restated Article IV(A) (the "Effective Time"), and without any further action on the part of the Corporation or its stockholders, the following shall occur:

            (i)    Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, without any further action, be divided and changed into 233.62 fully-paid and non-assessable shares of Common Stock. Each certificate for shares of Common Stock that is issued and outstanding immediately prior to the Effective Time shall thereupon and thereafter represent such new number of shares of Common Stock and may be surrendered to the Corporation for cancellation in exchange for a new certificate representing such new number of shares of Common Stock.

            (ii)   Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically, without any further action, be divided and changed into 233.62 fully-paid and non-assessable shares of Series A Preferred. Each certificate for shares of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall thereupon and thereafter represent such new number of shares of Series A Preferred Stock and may be surrendered to the Corporation for cancellation in exchange for a new certificate representing such new number of shares of Series A Preferred Stock.

            (iii)  No adjustment shall be made to the Conversion Price as a result of the foregoing subdivision of the Common Stock and Series A Preferred Stock as required under Section 5(e) of Article IV(D)."

        SECOND: That Article IV(C) of the Charter is hereby amended and restated in its entirety as follows:

          "8,000,000 of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series Preferred")."

        THIRD: That Section 5(b) of Article IV(D) of the Charter is hereby amended and restated in its entirety as follows:

          "(b) The "Original Purchase Price" shall be $0.73801."

        FOURTH: That the foregoing amendments have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law.

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        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 30th day of January, 2006.

CROCS, INC.
By:	/s/ RONALD R. SNYDER Ronald R. Snyder, President and CEO

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF CROCS, INC.